Steven F Wolff
Mining Engineering Consultant
4207 Austin Meadow Dr.
Sugar Land, Texas 77479
USA
Telephone: 281-494-6973
Fax: 775-945-5305
Email: sfwolff2@juno.com

CERTIFICATE OF AUTHOR

I, Steven F. Wolff, do hereby certify that:

  I am a Mining Engeering Consultant doing business at: 4207 Austin Meadow Dr. Sugar Land, Texas 77479 USA

  I graduated from University of Arizona with a Bachelor of Science Degree in Mining Engineering in 1973.

  I graduated from University of Arizona with a Masters of Science Degree in Mining Engineering in 1978.

  I have practiced my profession as a mining engineer continuously since graduation from the University of Arizona for a total of 30 years.

  I have read the definition of "Qualified Person" set out in National Instrument 43-101 ("NI 43-101") and certify that by reason of the required affiliation with a professional association (as defined in NI 43-1-1), I do not fulfill the requirements to be a "Qualified Person" for the purposes of NI 43-101. I do qualify with regard to the education and work experience requirements.

  I am responsible for contributing to the resource section (Section 17) of the technical report entitled "Preliminary Assessment of the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, USA, dated September 2, 2008, and prepared for Gryphon Gold Corporation, (the "Preliminary Assessment"). My last personal inspection of the property was on August 10, 2000 for a period of one day.

  As of the date of this certificate, to the best of my knowledge, information and belief, the Preliminary Assessment contains all scientific and technical information that is required to be disclosed to make the Preliminary Assessment not misleading.

  I am independent of the issuer applying all of the tests of Section 1.4 of National Instrument 43-101.

  I have read NI 43-101 and Form 43-101F1, and the Preliminary Assessment has been prepared in accordance with that instrument and that form.

  I consent to the filing of the Preliminary Assessment with stock exchange and other regulatory authority and any publication by them for regulatory purposes, including electronic publication in the public company files on their websites accessible by the public, of the Preliminary Assessment.

Dated this 2nd day of September, 2008.

/s/ Steven F. Wolff
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Steven F. Wolff